Exhibit 99.1

LaSalle Hotel Properties

3 Bethesda Metro Center, Suite 1200

Bethesda, MD 20814

Ph. (301) 941-1500

Fax (301) 941-1553

www.lasallehotels.com

LASALLE HOTEL PROPERTIES REPORTS FOURTH QUARTER

AND FULL YEAR 2009 RESULTS

Company reports 27.4 percent hotel EBITDA margin for the year

BETHESDA, MD, February 25, 2010 — LaSalle Hotel Properties (NYSE: LHO) today reported a net loss to common shareholders of $18.8 million, or ($0.34) per diluted share for the year ended December 31, 2009 compared to net income of $10.6 million, or $0.25 per diluted share for the prior year. The net loss for 2009 includes $5.7 million of after-tax income related to the recognition of prior termination cure payments from the previous manager of the Company’s Seaview Resort and a $1.0 million fee for exchanging 2,348,888 7.25% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest for 2,348,888 7.25% Series G Cumulative Redeemable Preferred Shares of Beneficial Interest (the “Preferred Share Exchange”). Net income for 2008 was reduced by a $4.3 million final settlement expense related to the Meridien litigation.

For the year ended December 31, 2009, the Company generated funds from operations (“FFO”) of $90.8 million versus $117.1 million for the same period of 2008. On a per diluted share basis, FFO for 2009 was $1.66, compared to $2.90 for the prior year. FFO for 2009 included $5.7 million of after-tax income related to the recognition of prior termination cure payments and the $1.0 million fee for the Preferred Share Exchange. FFO for 2008 was reduced by the $4.3 million settlement expense related to the Meridien litigation.

The Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) for 2009 were $160.1 million as compared to $192.0 million for 2008. EBITDA for 2009 included $9.5 million of pre-tax income related to the recognition of prior termination cure payments and the $1.0 million fee related to the Preferred Share Exchange. EBITDA for 2008 was reduced by the $4.3 million settlement expense related to the Meridien litigation.

“2009 was an extremely challenging year, during which our Company and the US lodging industry overall faced the largest RevPAR decline in recorded history,” said Michael Barnello, President and Chief Executive Officer of LaSalle Hotel Properties. “Despite the challenges of the 2009 operating environment, our Company delivered best-in-class EBITDA margins as our asset managers and property teams did an outstanding job limiting margin erosion.”

Room revenue per available room (“RevPAR”) in 2009 was $120.80, which was a decrease of 17.0 percent compared to 2008. Average daily rate (“ADR”) declined 13.5 percent versus 2008 to $172.55, while occupancy fell 4.1 percent to 70.0 percent.

The Company’s hotels generated $160.0 million of EBITDA for the year ended December 31, 2009 compared with $209.0 million for the same period of 2008. Hotel revenues declined 15.1 percent while hotel expenses were reduced by 11.5 percent. As a result, the hotel EBITDA margin was 27.4 percent for the year ended December 31, 2009, which is a decline of 297 basis points compared to the same period last year.

As of December 31, 2009, the Company had total outstanding debt of $643.8 million and the Company had no outstanding balance on its senior unsecured credit facility. Total debt to trailing 12 month Corporate EBITDA (as defined in the Company’s senior unsecured credit facility) equaled 3.9 times as of December 31, 2009. For the year, the Company’s weighted average interest rate was 4.6 percent. As of December 31, 2009, based on the Company’s covenants under its senior unsecured credit facility, the Company’s EBITDA to interest coverage ratio was 4.4 times and its fixed charge coverage ratio was 2.2 times. At the end of 2009, the Company had $20.2 million of cash and cash equivalents on its balance sheet and an aggregate of $466.7 million available on its credit facilities.

2009 Highlights

In 2009, the Company retired, without penalty, $89.3 million of outstanding mortgage principal balances secured by the following four hotel properties:

-	Westin City Center Dallas and Sheraton Bloomington Hotel Minneapolis South—$38.4 million mortgage paid on February 2, 2009;

-	Hilton Alexandria Old Town—$30.9 million mortgage paid on June 1, 2009; and

-	Gild Hall—$20.0 million mortgage paid on October 27, 2009.

The Company completed two underwritten public offerings during the second quarter of 2009 and raised net proceeds of $260.4 million. The two offerings served to strengthen the balance sheet and position the Company to acquire assets as they become available.

On September 14, 2009 the Company announced that Michael D. Barnello was named as its Chief Executive Officer. Additionally, Alfred L. Young was appointed Chief Operating Officer of the Company effective November 3, 2009.

Fourth Quarter Results

For the three months ended December 31, 2009, net loss to common shareholders was $11.5 million, or ($0.18) per diluted share compared to net loss of $7.6 million, or ($0.19) for the same period of 2008.

For the quarter ended December 31, 2009, FFO was $15.9 million, or $0.25 per diluted share compared to $20.0 million, or $0.49 per diluted share for the same period of 2008. EBITDA for 2009’s fourth quarter was $30.9 million versus $37.0 million in the prior year period.

RevPAR for the quarter ended December 31, 2009 decreased 11.0 percent to $111.46 versus the same prior year period. ADR declined 11.6 percent from the fourth quarter of 2008 to $171.09, while occupancy increased 0.7 percent to 65.1 percent during the same period.

The Company’s hotels generated $34.6 million of EBITDA for the fourth quarter of 2009 compared with $41.1 million for the same period last year. During the three months ended December 31, 2009, hotel revenues declined 11.8 percent, while hotel expenses were reduced by 10.4 percent. As a result, the hotel EBITDA margin was 24.8 percent for the three months ended December 31, 2009 and was limited to a decrease of 118 basis points compared to the same period last year.

Subsequent Events

On January 15, 2010, the Company paid the fourth quarter 2009 dividend of $0.01 per common share of beneficial interest to shareholders of record as of December 31, 2009.

On February 1, 2010, the Company retired without penalty, the $12.8 million outstanding mortgage principal balance on the LeMontrose Suite Hotel. As of February 2, 2010, twenty-four of the Company’s hotels were unencumbered by debt.

On February 2, 2010, the Company and LaSalle Investment Management mutually agreed to dissolve their joint venture agreement. As of the date of dissolution, there were no acquisitions through the joint venture.

Agreement to Acquire Sofitel Lafayette Square, Washington, D.C.

On February 8, 2010, the Company entered into an agreement to acquire the Sofitel Lafayette Square in Washington, D.C. for $95.0 million. The Sofitel is an urban, full-service hotel with 237 guestrooms. The hotel is located in the heart of the business district of downtown Washington, D.C., two blocks from the White House. Closing of the acquisition is subject to the satisfaction of certain conditions and there is no assurance that the acquisition will occur or that it will occur based on the expected terms.

2010 Outlook

Based on the current economic environment and assuming that recent signs of economic recovery continue to improve, the Company’s 2010 outlook is as follows:

Net Loss	($51.0) million—($36.5) million;
FFO	$48.5 million—$62.5 million; and
EBITDA	$113.5 million—$128.5 million.

This 2010 outlook is based on the following major assumptions:

-	Portfolio RevPAR decline of (4.0%) to (6.0%) compared to 2009;

-	Portfolio hotel EBITDA margins between 22.4% and 24.4% (decline of 300 to 500 basis points);

-	Corporate general and administrative expenses of $16.0 million to $16.5 million;

-	Total capital investments of $26.0 million to $30.0 million;

-	Non-cash income tax expense of $2.0 million to $3.0 million;

-	Acquisition of the Sofitel Lafayette Square, Washington, D.C.; and

-	FFO and EBITDA include transaction costs of approximately $2.0 million related to the Sofitel acquisition, which will be recognized as expenses in accordance with GAAP.

Due to the uncertainty of the pace of recovery in the economy and subsequently the lodging sector we are not providing a quarterly breakdown of our outlook. However, based on the portfolio’s performance the first two months of the quarter, we expect RevPAR to decline 11.0 to 13.0 percent resulting in FFO of ($1.0) million to $1.0 million and EBITDA of $11.5 million to $13.5 million for the first quarter. Both FFO and EBITDA for the quarter include the expensing of approximately $2.0 million of transaction costs related to the Sofitel acquisition. Excluding the impact of the inauguration, our outlook for our portfolio RevPAR performance in the first quarter would be a decline of 7.5 to 9.5 percent.

Earnings Call

The Company will conduct its quarterly conference call on Friday, February 26, 2010 at 9:00 AM EST. To participate in the conference call, please dial (888) 378-4398. Additionally, a live webcast of the conference call will be available through the Company’s website. To access, log on to http://www.lasallehotels.com. A replay of the conference call will be archived and available online through the Investor Relations section of http://www.lasallehotels.com.

LaSalle Hotel Properties is a leading multi-operator real estate investment trust owning 31 upscale full-service hotels, totaling approximately 8,500 guest rooms in 14 markets in 11 states and the District of Columbia. The Company focuses on owning, redeveloping and repositioning upscale full-service hotels located in urban, resort and convention markets. LaSalle Hotel Properties seeks to grow through strategic relationships with premier lodging companies, including Westin Hotels and Resorts, Sheraton Hotels & Resorts Worldwide, Inc., Hilton Hotels Corporation, Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality, White Lodging Services Corporation, Thompson Hotels, Sandcastle Resorts & Hotels, Davidson Hotel Company, Denihan Hospitality Group, Dolce Hotels and Resorts and the Kimpton Hotel & Restaurant Group, LLC.

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. Forward-looking statements in this press release include, among others, statements about net loss, FFO and EBITDA outlook and hotel assumptions, RevPAR and EBITDA performance expectations and the Company’s potential acquisition of the Sofitel Lafayette Square hotel. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, (i) the Company’s dependence on third-party managers of its hotels, including its inability to implement strategic business decisions directly, (ii) risks associated with the hotel industry, including competition, increases in wages, energy costs and other operating costs, actual or threatened terrorist attacks, downturns in general and local economic conditions and cancellation of or delays in the completion of anticipated demand generators, (iii) the availability and terms of financing and capital and the general volatility of securities markets, (iv) risks associated with the real estate industry, including environmental contamination and costs of complying with the Americans with Disabilities Act and similar laws, (v) interest rate increases, (vi) the possible failure of the Company to qualify as a REIT and the risk of changes in laws affecting REITs, (vii) the possibility of uninsured losses, (viii) risks associated with redevelopment and repositioning projects, including delays and cost overruns and (ix) the risk factors discussed in the Company’s Annual Report on Form 10-K as updated in its Quarterly Reports. Accordingly, there is no assurance that the Company’s expectations will be realized. Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

# # #

Additional Contacts:

Hans Weger, Chief Financial Officer, LaSalle Hotel Properties – (301) 941-1500

For additional information or to receive press releases via e-mail, please visit our website at

www.lasallehotels.com.

LASALLE HOTEL PROPERTIES

Consolidated Statement of Operations

(Dollars in thousands, except per share data)

(unaudited)

	For the three months ended December 31,		For the year ended December 31,
	2009	2008	2009	2008
Revenues:
Hotel operating revenues:
Room	$87,103	$95,202	$374,579	$430,148
Food and beverage	42,883	47,723	168,835	181,221
Other operating department	10,199	11,982	47,332	51,637

Total hotel operating revenues	140,185	154,907	590,746	663,006
Participating lease revenue	—	842	—	12,799
Other income	1,773	1,412	16,253	7,572

Total revenues	141,958	157,161	606,999	683,377

Expenses:
Hotel operating expenses:
Room	21,987	23,524	91,757	100,162
Food and beverage	29,367	31,235	115,417	121,866
Other direct	5,011	5,389	22,055	23,788
Other indirect	39,528	43,802	161,071	178,541

Total hotel operating expenses	95,893	103,950	390,300	424,357
Depreciation and amortization	27,565	27,816	109,896	106,748
Real estate taxes, personal property taxes and insurance	8,514	8,842	32,167	34,606
Ground rent	937	1,427	5,828	7,213
General and administrative	4,417	4,613	15,239	17,549
Lease termination expense	—	27	—	4,296
Other expenses	1,361	1,350	3,449	3,504

Total operating expenses	138,687	148,025	556,879	598,273

Operating income	3,271	9,136	50,120	85,104
Interest income	20	30	63	159
Interest expense	(9,037)	(12,003)	(37,956)	(48,213)

(Loss) income before income tax benefit (expense) and equity in earnings of joint venture	(5,746)	(2,837)	12,227	37,050
Income tax benefit (expense)	878	1,966	(4,257)	1,316

Net (loss) income	(4,868)	(871)	7,970	38,366

Noncontrolling interests:
Redeemable noncontrolling interest in loss of consolidated entity	9	28	30	39
Noncontrolling interest of common units in Operating Partnership	7	6	(15)	(100)
Noncontrolling interest of preferred units in Operating Partnership	—	(1,157)	(367)	(5,178)

Net loss (income) attributable to noncontrolling interests	16	(1,123)	(352)	(5,239)

Net (loss) income attributable to the Company	(4,852)	(1,994)	7,618	33,127
Distributions to preferred shareholders	(6,689)	(5,624)	(26,388)	(22,497)

Net (loss) income attributable to common shareholders	$(11,541)	$(7,618)	$(18,770)	$10,630

LASALLE HOTEL PROPERTIES

Consolidated Statements of Operations—Continued

(Dollars in thousands, except per share data)

(unaudited)

	For the three months ended December 31,		For the year ended December 31,
	2009	2008	2009	2008
Earnings per Common Share—Basic:
Net (loss) income attributable to common shareholders excluding amounts attributable to unvested restricted shares	$(0.18)	$(0.19)	$(0.34)	$0.25

Earnings per Common Share—Diluted:
Net (loss) income attributable to common shareholders excluding amounts attributable to unvested restricted shares	$(0.18)	$(0.19)	$(0.34)	$0.25

Weighted average number of common shares outstanding:
Basic	63,043,417	40,526,984	54,477,414	40,158,745
Diluted	63,116,118	40,589,103	54,554,449	40,257,970

LASALLE HOTEL PROPERTIES

FFO and EBITDA

(Dollars in thousands, except share and unit data)

(unaudited)

	For the three months ended December 31,		For the year ended December 31,
	2009	2008	2009	2008
Net (loss) income attributable to common shareholders	$(11,541)	$(7,618)	$(18,770)	$10,630
Depreciation	27,377	27,541	109,174	105,746
Amortization of deferred lease costs	127	101	436	692
Noncontrolling interests:
Redeemable noncontrolling interest in consolidated entity	(9)	(28)	(30)	(39)
Noncontrolling interest of common units in Operating Partnership	(7)	(6)	15	100

FFO	$15,947	$19,990	$90,825	$117,129

Weighted average number of common shares and units outstanding:
Basic	63,076,444	40,606,460	54,534,939	40,256,228
Diluted	63,149,145	40,668,579	54,611,974	40,355,453

	For the three months ended December 31,		For the year ended December 31,
	2009	2008	2009	2008
Net (loss) income attributable to common shareholders	$(11,541)	$(7,618)	$(18,770)	$10,630
Interest expense	9,037	12,003	37,956	48,213
Income tax (benefit) expense	(878)	(1,966)	4,257	(1,316)
Depreciation and amortization	27,565	27,816	109,896	106,748
Noncontrolling interests:
Redeemable noncontrolling interest in consolidated entity	(9)	(28)	(30)	(39)
Noncontrolling interest of common units in Operating Partnership	(7)	(6)	15	100
Noncontrolling interest of preferred units in Operating Partnership	—	1,157	367	5,178
Distributions to preferred shareholders	6,689	5,624	26,388	22,497

EBITDA	$30,856	$36,982	$160,079	$192,011

Corporate expense	5,977	6,365	19,003	26,714
Interest and other income	(1,793)	(1,442)	(16,316)	(7,731)
Participating lease adjustments, net	—	77	—	559
Hotel level adjustments, net	(395)	(853)	(2,763)	(2,567)

Hotel EBITDA	$34,645	$41,129	$160,003	$208,986

With respect to Hotel EBITDA, the Company believes that excluding the effect of corporate-level expenses, non-cash items, and the portion of these items related to unconsolidated entities, provides a more complete understanding of the operating results over which individual hotels and operators have direct control. We believe property-level results provide investors with supplemental information on the ongoing operational performance of our hotels and effectiveness of the third-party management companies operating our business on a property-level basis.

Hotel EBITDA for the three and twelve months ended December 31, 2008 includes the operating data for all properties leased to LHL and to third parties for the three and twelve months ended December 31, 2008. For the three and twelve months ended December 31, 2009, all properties were leased to LHL. Hotel EBITDA includes adjustments made for periods when hotels were closed for renovations for presentation of comparable information.

LASALLE HOTEL PROPERTIES

Hotel Operational Data

Schedule of Property Level Results

(Dollars in thousands)

(unaudited)

	For the three months ended December 31,		For the year ended December 31,
	2009	2008	2009	2008
Revenues
Room	$87,101	$98,573	$371,768	$449,305
Food and beverage	42,883	48,115	168,522	189,119
Other	9,553	11,458	44,322	50,517

Total hotel revenues	139,537	158,146	584,612	688,941

Expenses
Room	21,987	24,036	91,058	104,098
Food and beverage	29,368	32,012	115,086	126,445
Other direct	4,883	5,458	21,497	24,083
General and administrative	11,939	13,517	47,812	55,773
Sales and marketing	10,209	11,402	42,438	49,039
Management fees	5,499	7,150	21,542	26,567
Property operations and maintenance	5,912	6,734	23,168	26,360
Energy and utilities	5,038	5,977	21,502	23,855
Property taxes	7,705	7,863	29,069	30,966
Other fixed expenses	2,352	2,868	11,437	12,769

Total hotel expenses	104,892	117,017	424,609	479,955

Hotel EBITDA	$34,645	$41,129	$160,003	$208,986

Note:

This schedule includes the operating data for all properties leased to LHL as of December 31, 2009, excluding the Donovan House for the first quarter (as it was not open during the first quarter of 2008) and Chaminade Resort, which is excluded from January (closed for renovations in January 2008).

LASALLE HOTEL PROPERTIES

Statistical Data for the Hotels

(unaudited)

	For the three months ended December 31,		For the year ended December 31,
	2009	2008	2009	2008
Total Portfolio
Occupancy	65.1%	64.7%	70.0%	73.0%
Increase/(Decrease)	0.7%		(4.1%)
ADR	$171.09	$193.46	$172.55	$199.45
Increase/(Decrease)	(11.6%)		(13.5%)
RevPAR	$111.46	$125.19	$120.80	$145.61
Increase/(Decrease)	(11.0%)		(17.0%)

Note:

This schedule includes the operating data for all properties leased to LHL as of December 31, 2009, excluding the Donovan House for the first quarter (as it was not open during the first quarter of 2008) and Chaminade Resort, which is excluded from January (closed for renovations in January 2008).